Exhibit 99.2

Transcript of

Sachem Capital Corp.

Sachem Capital First Quarter 2022 Conference Call

May 4, 2022

Participants

David Waldman - Investor Relations, Crescendo Communications, LLC

John Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Analysts

Tyler Batory - Oppenheimer & Co.

Christopher Nolan - Ladenburg Thalmann

Eddie Riley - EFM

Presentation

Operator

Good day, ladies and gentlemen, and welcome to the Sachem Capital First Quarter 2022 Conference Call. At this time, all participants have been placed on a listen-only mode. And we will open up the floor for questions and comments after the presentation.

It is now my pleasure to turn the floor over to your host, David Waldman, Investor Relations. Sir, the floor is yours.

David Waldman - Investor Relations, Crescendo Communications, LLC

Good morning, and thank you for joining Sachem Capital Corp's first quarter 2022 conference call. On the call with us today is John Villano CPA, Chief Executive Officer and Chief Financial Officer of Sachem Capital. Yesterday the company announced its operating results for the first quarter ended March 31, 2022 and its financial condition as of that date. The press release is posted on the company's website. In addition, the company filed its quarter end Form 10-Q with U.S. Securities and Exchange Commission. Yesterday May 3, 2022, which can also be accessed on the company's website as well as the SEC's website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at 212-671-1021.

Before Mr. Villano reviews the company's operating results for the first quarter of 2022 and the company's financial condition at March 31, 2022, we'd like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call including statements regarding our future results of operations and financial position, strategy and plans and our expectations for future operations are forward-looking statements. The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continued, design and the negative of such terms and other words in terms of similar expressions are intended to identify forward-looking statements.

These forward-looking statements are based largely on the company's current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties, and assumptions as described in the company's 10-K filed with the U.S. Securities and Exchange Commission on March 31, 2022.

Because of these risks uncertainties and assumptions, the forward-looking statements, events and circumstances discussed in this conference call may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee future results, level of activity, performance or achievements.

In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the company are expressly qualified in the entirety by these cautionary statements as well as others made in this conference call. You should evaluate all the forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I'll now turn the call over to John Villano. Please go ahead, John.

John Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Thank you. And thanks to everyone for joining us today. I'm very pleased to report your company achieved record revenue of $10.3 million an increase of more than 80%, and net income attributable to common shareholders of $3.4 million or $0.10 per share for the first quarter of 2022.

It's important to note that we recorded an unrealized or non-cash loss on securities available for sale. I'll talk more about this accounting adjustment in a moment. But excluding this non-cash charge adjusted earnings would have been $4.5 million, or approximately $0.13 per share. We believe these results illustrate our continued execution and strong demand for our loan products.

As we've discussed in the past, we are diversifying our loan portfolio, both geographically and within new asset classes. We are now seeing the results of these initiatives, all while maintaining disciplined underwriting and a conservative loan to value ratio.

During the quarter, we funded approximately $88.7 million of mortgage loans, including loan modifications and construction draws. As discussed on our past calls, we have expanded our lending operations across the U.S. and now have a presence in 14 states. With a strong core focus along the eastern seaboard. We will continue to expand our geographic footprint to include high growth pro-business and taxpayer friendly MSAs.

During the first quarter, we completed another public offering of unsecured notes to support our growing loan pipeline. The gross proceeds of $50 million will provide us with additional non-dilutive capital to accelerate our lending activities without compromising our main goal, which is to provide our shareholders with attractive risk-adjusted returns.

Looking ahead, our loan pipeline is expanding and quite robust. Further, we are well capitalized with a solid balance sheet to take advantage of opportunities in the market. And now armed with software enhancements to support our underwriting, loan analysis, and review procedures. We expect continued growth in loan fundings and overall portfolio growth.

Despite the current volatility in the market and the fact that the Federal Reserve Board has started to raise interest rates, as discussed in our last call, we remain encouraged by the outlook for our business. There continues to be significant market opportunities for a well-capitalized hard money lender to originate attractively priced loans to small and mid-scale real estate developers with good collateral and strong operating history.

Speed and timeliness of closing continues to be a high priority with our borrowers. We seek to mitigate some of the potential risk associated with rising rates by limiting the term of new loans to one year. As of March 31, 2022, greater than half of the loans in our portfolio have a term of one year or less.

Further, rising interest rates have eliminated the rate compression discussed on prior calls. If at the end of the long-term, a loan is not in default and meets our other underwriting criteria. We will consider an extension or renewal at our prevailing rates, thereby generating additional lending fees and continued interest income.

I would like -- I would now like to touch on some key financial highlights, then talk more about our strategy going forward. If you need any additional insight into the financial details, please review our recently filed 10-Q and press release.

First, total revenue for the three months ended March 31, 2022 was approximately $10.3 million, compared to approximately $5.7 million for the three months ended March 31, 2021, an increase of approximately $4.6 million or 80.3%. The increase in revenue was primarily attributable to an increase in our mortgage portfolio and expanded lending operations.

For the first quarter interest income was approximately $8.5 million compared to approximately $4.5 million for the same period last year, representing an increase of approximately $4 million or 87.8%. Origination fees were approximately $1.6 million compared to approximately $517,000 for the same period last year, representing an increase of approximately $1.1 million or 216.5%.

Other income and fee income including late fees and processing fees, all of which relate to our lending operations were approximately $805,000 for the first quarter of 2022, compared to approximately $529,000 for the 2021 period, an increase of approximately $276,000 or 52.2%. Income unrelated to our lending operations, including investment income, income from partnership investments, and net rental income for the 2022 period was approximately $554,000 compared to $264,000 for the comparable 2021 period.

On the other hand, loss on sale of investment securities and unrealized losses on securities available for sale for the 2022 period were approximately $1.2 million, which I'll discuss in detail shortly. In 2021, loss on sale of investment securities was approximately $129,000 and the company reported neither unrealized losses or unrealized gains on securities available for sale.

Total operating costs and expenses for the three months ended March 31, 2022 were approximately $5.9 million, compared to approximately $3.5 million for the three months ended March 31, 2021. This represents an increase of approximately 68.6%. The increase in operating costs and expenses is primarily attributable to the increase in our unsecured indebtedness, specifically our unsecured subordinated five year notes, which helped finance the growth of our loan portfolio.

For the three months ended March 31, 2022, interest and amortization of deferred financing costs was approximately $3.9 million, compared to approximately $2.5 million for the same period last year, an increase of $1.4 million or 58.2%. The balance of the increase in operating expenses was primarily attributable of two. First, an impairment loss which increased approximately $236,000. Second, compensation fees and taxes which increased approximately $402,000 And finally, general and administrative expenses which increased approximately $242,000.

For the quarter ended March 31, 2022, we reported an unrealized gain on investment securities of approximately $243,000 reflecting the decrease in prior unrealized losses since December 31, 2021. For the same period last year, we reported an unrealized loss on investment securities of approximately $7,500 reflecting the decrease in the market value of such securities from December 31, 2020. Net income attributable to common shareholders for the three months ended March 31, 2022 was approximately $3.4 million or $0.10 per share, compared to approximately $2.2 million, or $0.10 per share for the three months ended March 31, 2021.

Let me now take a moment to explain the unrealized losses on investment securities of approximately $1.1 million in the first quarter of 2022. The unrealized losses on investment securities reflects just a 1.4% decline in the market value of the company short-term investments. Contrast that with the Barclays Aggregate Bond Index, which was down 5.4% from the beginning of the year through March 31. Like simply, rising interest rates reduced the values of our note and bond portfolio as investors looked for greater yields on term investments.

While the majority of the company's portfolio is structured to mature with term debt securities, and ETFs linked to finite maturities, we utilized ASU 2016 for valuation of these investments, in effect a mark-to-market value. In the event, we decide to liquidate some or all of the investments prior to maturity.

That said, if we decide to hold these investments through maturity, we will recognize the full value of the investment and we'll reverse the charge back into income. Based on the valuation of our securities available for sale and the associated non-cash charge, we felt it prudent to provide investors with an adjusted earnings figure this quarter. I would encourage investors to carefully review the reconciliation to GAAP and description included in our earnings press release. After excluding this unrealized loss, adjusted earnings for the three months ended March 31, 2022 was approximately $4.5 million, or $0.13 per share, compared to approximately $2.2 million or $0.10 per share for the three months ended March 31, 2021, an increase in earnings per share of 30%.

We believe our adjusted earnings provide a better representation of our core earnings and operating performance. Quite simply, without this unrealized loss, your company achieved record revenues and earnings for the quarter ended March 31, 2022. Overall, we believe our strong financial performance is further evidence of our strong competitive position in the market, as well as the sustainability and scalability of our business model. Even though our outlook for next year remains positive, we recognize there are still ongoing market risks to consider. As you have seen, we can quickly adapt our strategy as market conditions change.

In terms of Sachem's financial condition as of March 31, 2022 compared to December 31, 2021, total assets at March 31, 2022 were approximately $482 million, compared to approximately $418 million at December 31, 2021, an increase of approximately $63.8 million or 15.3%. The increase was due primarily to the increase in our mortgage loan portfolio of approximately $61.3 million, an increase in investments and partnerships of approximately $11.4 million offset in part by decreasing cash, cash equivalents and investment securities of approximately $9.2 million.

Total liabilities at March 31, 2022 were approximately $282.4 million compared to approximately $237.9 million at December 31, 2021, an increase of approximately $44.5 million or approximately 18.7%. This increase is principally due to an increase in the Churchill repurchase facility of approximately $7.9 million and the notes payable net of deferred financing costs of approximately $48.5 million offset by decreases in our accrued dividends payable of approximately $3.9 million and the reduction in our margin line of credit of approximately $9.9 million.

Total shareholders' equity at March 31, 2022 was approximately $199.4 million compared to approximately $180.1 million at December 31, 2021 an increase of approximately $19.3 million. The increase was due primarily to net proceeds of $15.5 million from the sale of common shares to our ATM and our net income of approximately $3.5 million. To clarify, our ATM activity, all sales are stocked to our ATM during the first quarter of 2022 excuse me were well in excess of book value. So as you can see, our balance sheet remained solid with over $481.8 million of assets backing $209.1 million of note principal, as the mortgage rate or debt levels are extraordinarily low compared to our peers, thereby providing stability during difficult times.

As of March 31, 2022 of the 520 mortgage loans in our portfolio, just 20 or approximately 3.8% were in the process of foreclosure or actively managed with a goal of unlocking our invested capital in a timely manner. In the case of each of these loans, we believe the value of the collateral exceeds the total amount due. Further, a troubled or distressed loan rarely loses 100% of its value and usually over the term of the loan when interest income, origination and other fees are considered, the overall transaction is profitable to the company.

Real estate owned decreased to $6.3 million compared to $8.6 million at the same time last year. As of March 31, 2022 real estate owned included $800,000 of real estate held for rental, and $5.5 million of real estate held for sale. The favorable reduction is partly attributable to new asset liquidation initiatives that will further supported a continued reduction in real estate carrying costs.

Net cash provided by operating activities for the three months ended March 31, 2022 was approximately $7.8 million compared to approximately $2.8 million for the 2021 period. In the first quarter, the company paid approximately $3.9 million in dividends on our common shares, and approximately $922,000 of dividends paid with respect to our Series A preferred stock. In addition, on April 1, 2022, the Board of Directors declared a dividend of $0.12 per common share payable on April 18 to shareholders of record on April 11, 2022.

As you're aware, Sachem operators a region is required to distribute a minimum of 90% of the company's taxable income to shareholders as dividend. We intend to comply with this requirement for the current year. Let me take a moment now to discuss liquidity and capital resources. As of March 31, 2022 we had cash and short-term marketable securities of approximately $93.4 million, supplementing our liquidity is our margin line of credit with Wells Fargo, with a balance of $23.2 million at March 31 and our Master Repurchase Financing facility with an affiliate of Churchill Real Estate, which had $26.9 million outstanding. These two facilities provide us additional flexibility at very attractive rates.

It's also important to reiterate that we are very careful about the debt we take on and will not over lever our portfolio to garner higher leveraged returns.

Moving forward, we will continue to monitor the ever changing economic conditions. Given the current market, we believe we are well positioned as the go to non-bank real estate lender, as local banks fail to understand the needs and timing required by their borrowers and small hard money lenders struggle with a lack of lending capital and the need to fit loans into a predetermined box. Further, rising interest rates will enhance our lending platform and provide considerable growth as local banks cannot qualify borrowers due to debt coverage ratios and cash flow metrics.

Despite the ever lingering effects of COVID-19 and the fact that the Federal Reserve Board has started to raise interest rates, the demand for our products and services remain strong. I am pleased with our first quarter operating results, having achieved record revenue of $10.3 million, an increase of 80.3% over the same period last year. At the same time, we achieved $3.4 million of net income attributable to common shareholders and $4.5 million of non-GAAP adjusted earnings.

We still maintain a cautionary approach to the market and look forward to further deploying our capital as we open new markets and identify attractive lending opportunities. So to wrap up, we believe our lending platform is solid and sustainable given our strict underwriting criteria and extensive due diligence. As a result, we look forward to continuing our strong historical performance in 2022. I would like to thank you all for joining our call today. At this point, we will open the call for questions.

Operator

Thank you. Ladies and gentlemen, the floor is now open for questions. [Operator Instructions]. Your first question for today is coming from Tyler Batory. Please announce your affiliation, then pose your question.

Q: Thank you. Good morning. Tyler Batory here from Oppenheimer. Just a couple of questions for me. First on the loan growth side of things, another quarter very strong growth there. You always think a little bit more about what loan growth might look like the next few quarters. At what point you might be hitting a little bit of a ceiling in terms of your headcount? And also, if you could talk a little bit about the loan pipeline and where things stand right now? That would be helpful as well.

John Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Well, good morning, Tyler. Yes, our loan growth during the first quarter was outstanding. We continue to see good funding opportunities there in different parts of the country, which gives us the ability to pick and choose where we would like to deploy our capital. Our current work in process. Loans in house is quite unbelievable. We quite possibly could have well over $100 million of loan opportunities in the office today.

So we talked about our loan pipeline being robust and growing. It's here, yes, we are seeing some pressure on personnel. We are trying to hire some underwriters to assist with the growth. We're trying not to expand our headcount too rapidly. And I touched on it briefly during the call, we on May 1st, we have just initiated an online loan application servicing software, where borrowers can supply documents. And on our end, if the underwriters are easier to facilitate the deals to look for open items to manage LTVs, to manage missing documents.

What we're doing now is they're not sure the exact completion stage of a file. This will eliminate all of that. So our underwriters will now be able to tackle more and more loan opportunities. And I see our loan growth continuing to grow, again, subject to available efficient capital. And the second quarter is shaping up to be just as nice as this first one.

Q: Okay, great. That's helpful. And just the follow-up on the loan portfolio. If you talk a little bit more about the strategy to expand it into the commercial space. How is that progressing? And what is the loan split look like today roughly commercial versus residential?

John Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Okay, first and foremost, we are seeing better lending opportunities in the commercial area. This sector has been overlooked for the past five to seven years, as the resi fix and flip market has become quite heated. So our borrowers are not able to find deals where we able to provide enough gain for themselves to undertake.

And then secondly, to really further the company initiatives, these commercial deals are a little bit larger, the developers are more experienced, they have more wherewithal, they bring a stronger personal balance sheet into the equation. So we're doing a lot more commercial type stuff now. Our portfolio is still 60%, residential -- resi fix and flip. And that we're going to probably look to some kind of parody here 50-50 at some point.

Q: Okay, great. And just the last question for me. I'm interested your perspective on perhaps growing the dividend this year? Yes, how do you think about maybe doing that? Is that a priority -- is that something you think that that could make sense as we progress through 2022?

John Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Yes, the state right upfront growing our dividend and rewarding shareholders is prime importance here. As some of our -- some of the people on this call have been around as we've grown this company. We've had to backfill quite a bit with quality people, with technology, with more office space, things like that. And those things have chopped into earnings.

We are coming over that, but and that hump now. And in the fourth quarter we saw it, we were seeing it here. Our company is moving in the right direction where we can reward our shareholders and not over lever our balance sheet, which is key. And there's a fine line between leveraging yourself to suicide to pay a bigger dividend. If you look at our balance sheet, it's rock solid, right? When we're not borrowing every nickel we can get, we're very prudent about the debt we get. So we're managing the balance sheet risk. And at the same time, our goal is really to reward our shareholders.

Q: Okay. Great. That's all for me. Thank you for the detail.

John Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Thank you, Tyler.

Operator

Your next question for today is coming from Chris Nolan. Please announce your affiliation, then pose your question.

Q: Ladenberg Thalmann. John, given the challenges in the supply chain has affected the fix and flip investor that you typically lend to?

John Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Well, that's a good question. Here's my take on it. Supply chain issues have curtailed real estate supply. And therefore I see that keeping prices high, there's a significant demand. There are a lot of unfinished buildings. And needless to say, with material costs being expensive. Well, obviously labor costs, and the lack of supply, I see real estate prices staying reasonably high. And let's call it stable high for the near future.

However, there are things that are beyond our control. And that's the liquidity, right. Interest rates can change this. The stock market -- there is a lot of liquidity coming from the stock market into real estate. We're still seeing strong demand and selling prices above ask. Locally here, there's an unbelievable demand for real estate.

Secondly, there's also an unbelievable demand for apartment units, where people can't find apartments. So the supply chain, the biggest issue on our end these projects will move on, a little longer than anticipated. And it puts pressure on our developer builder to really support the interest costs. And we've been in contact with our builders, we try to stay ahead of it. We try to factor it in when we look at the loans. So it has not been crippling to our business yet. But we are on the lookout for a complete shutdown of this, but I do think it's getting better.

Q: And as a follow-up question, given the rise in short-term interest rates. Has that changed the utilization of the line of credit and the repurchase facility in the coming quarters?

John Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

So, first, the rate compression that we've talked about that has kind of stopped. Our borrowers are not demanding rate concessions. So that's a good thing. You'll start to see our portfolio. Weighted average lending rates start to rise again, it had been declining for the past three or four quarters that should stabilize and rise.

Our margins are still quite significant. With Churchill Finance, we're at 4%, with our margin line at Wells were 1.5%. The interest rates did catch our bond portfolio. I mean, I can't hide behind that and when you have $100 million in cash, because you did two note offerings, one in December and one in March, those things happen, right and we welcome the rising rates here. Our borrowers are accustomed to pay for money for their projects. They factored in, they factored into their selling -- for our buying prices. I also think it will slow this market down which I welcome.

So I'm kind of okay here. With just two quarters ago, the real estate market was in a car race, right? It was just wild. A little bit of a slowdown here could be a good thing for everybody. So I actually welcome a little bit of a rise in rates, our margins will still be, we're still working on the same rate, our overall cost of capital all-in is under 8%. And our margins are good, we're still lending at 11% or 12%. We have our two for origination, we are now earning construction management fees on larger projects. Our spread is still very good.

Q: Great, thank you.

Operator

[Operator Instructions] Your next question is coming from Eddie Riley. Please announce your affiliation, then pose your question.

Q: Hi, this is Eddie Riley with EFM. I was wondering if you can give us some more color on bank lending standards, given the rising interest rates?

John Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Hi, this is kind of nice, right. So banks are slow to the party just as a matter of course, right. They're trying to be competitive, they have the 600 pound gorilla on their back being the FDIC and the Fed. I think with rates moving, the banks will be slower to react, I think the borrowers that apply will be, it'll be harder for them to fit in the bank lending box, either they have to meet certain cash flow metrics that the rising rates kind of hamper. And it makes the projects more expensive, which may ruin some of the LTVs on the bank side.

And the big advantage that we have is that most banks will not take multiple pieces of collateral. They're frustrated with that, and I don't know why. But in a situation where a borrower cannot be successful at the local bank, he can come to us and we could structure a deal that will bring in either additional cash, additional partners or additional real estate collateral that can make a deal work. And that's the big difference. So the banks, yes, they're going to earn a little bit more money as rates go. But I think overall, their lending volume at least in the developer space is going to be tested.

Q: Got you. And how are you guys thinking about the exit strategies for your borrowers with regards to refinancing versus an outright sale, given the current environment?

John Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

So right now, they're able to sell everything that they can complete. This is the perfect world for real estate speculation. The trick will be when this market slows down, right, and the borrowers or the buyers are looking to pay maybe a slightly lesser prices. It will be, it'll be quality real estate to sales first. And our focus is on being in the right spot, right, anybody could develop, but you have to be in the right spot. So, we're moving from certain towns that are small and not as vibrant to locations where people are moving that have significant state tax or real estate considerations, real estate tax considerations, those will be the properties that sell.

Q: Okay, got it. And then turning to capital deployment for the rest of the year, you mentioned that the second quarter will be just as nice as the first one, should we expect the third and the fourth quarter to be maybe just as nice as the first and second quarters? Or how should we think about that going forward?

John Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

I could see what's in here now for the second quarter, our results for the second quarter is highly dependent upon available capital. We have worked through our cash that we've had at March 31, we're deploying our money, our business, our success is based on efficient capital. And we're at that crossroads now. But I can say the first third of this quarter has been off the charts.

Q: Got it, and then I was wondering what the ultimate goal was with the investment portfolio, I noticed some sales there. And then assuming that you do hold the short-term securities to maturity, do you happen to know which quarter the unrealized loss reversal might occur?

John Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

I don't have that. I'm sorry, I don't. I'd have to dig down and look into the specific items within the account. We are monitoring that and I can get that for you if you need it.

Q: Okay, got you. And then just the ultimate goal of the investment securities balance should really maybe expect that to be the same, so that you guys can continue utilizing the line of credit?

John Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

The trick here is a good portion of that money was Treasury security. And when -- if we do a note sale and you get $50 million, I think we have limited places to put our capital. And we just have to be careful. We got caught here a little bit and to be perfectly honest, and not to leave the money sitting in our local banks, but we're now searching for a way that when that happens, we need better protection.

Q: Great, really appreciate your color there. That's it for me, guys. Thank you.

Operator

There appear to be no further questions in queue. I would like to turn the floor back over to John for any closing comments.

John Villano CPA - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Thank you all for participating in our conference call. I look forward to updating you all next quarter. Thank you.

Operator

Thank you, ladies and gentlemen. This does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.